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                                                                    Exhibit 23.4

                       CONSENT OF THE INDEPENDENT AUDITORS

To the Supervisory Board and Board of Management of Koninklijke Philips Electronics N.V.

We consent to the incorporation by reference in this registration statement on Form F-3 of our report dated February 5, 2002, relating to the consolidated balance sheets of Koninklijke Philips Electronics N.V. and subsidiaries as of December 31, 2001 and 2000, and the consolidated statements of income, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 2001, included in the December 31, 2001 annual report on Form 20-F of Koninklijke Philips Electronics N.V., and to the reference to our firm under the heading "Experts" in the prospectus.

Eindhoven, The Netherlands
June 14 , 2002.

/s/ KPMG Accountants N.V.